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                                                                    EXHIBIT 3.1

                              CERTIFICATE OF MERGER

                                       OF

                            PANDEL INSTRUMENTS, INC.
                              (a Texas Corporation)

                                       AND

                              PANDEL MERGERCO, INC.
                            (a Delaware Corporation)

                                    ********

 It is hereby certified that:

         FIRST:   The name and state of incorporation of each of the constituent corporations of the merger is as follows:

         1. Pandel Instruments, Inc., which is incorporated under the laws of the State of Texas; and
         2. Pandel Mergerco, Inc., which is incorporated under the laws of the State of Delaware.

         SECOND: The Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of section
(c) of Section 252 of the General Corporation Law of State of Delaware, to wit, by Pandel Instruments, Inc. in accordance with the laws of the State of Texas and by Pandel Mergerco Inc., in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

         THIRD:   The name of the surviving corporation of the merger is Pandel
Mergerco, Inc., a Delaware corporation, which will continue its existence as said surviving corporation under its present name, Pandel Mergerco, Inc. upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

         FOURTH: The Certificate of Incorporation of Pandel Mergerco, Inc., as now in force and effect shall continue to be the certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

         FIFTH:   The executed Agreement of Merger is on file at the office of the surviving corporation, the address of which is 1181 Grier Drive, Suite B, Las Vegas, Nevada.

         SIXTH:   A copy of the Agreement of Merger will be furnished by the surviving


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corporation, on request and without cost, to any stockholder of any constituent corporation.

         SEVENTH: The authorized capital stock of Pandel Instruments, Inc. consists of 5,000,000 shares of no par value.

         EIGHTH: The Agreement of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective on July 27, 2000.


Dated:   July 27, 2000

                                        PANDEL MERGERCO, INC.



                                               /s/ Melvin W. Pelley
                                         ------------------------------
                                        Melvin W. Pelley, Secretary